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                                                                        EX99.A5N
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MINNESOTA LIFE                                     POLICY RIDER WAIVER AGREEMENT

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Minnesota Life Insurance Company . 400 Robert Street North . St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This agreement amends the group policy to which it is attached, and is issued in consideration of the required premium. This agreement provides a waiver of charges for those insured employees whose employer selected the waiver of premium benefit on its application. This agreement is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein.

WHAT DOES THE WAIVER OF PREMIUM BENEFIT PROVIDE?

If an insured employee becomes totally and permanently disabled, as hereinafter defined, while under age 60, upon receipt of due proof of such disability, the insured employee's insurance under the group policy (including applicable riders) will be continued in force, subject to the following provisions and without payment of premiums for such insured employee, during the uninterrupted continuance of such total and permanent disability.

WHAT IS "TOTAL" DISABILITY?

Total disability is a disability which occurs while the insured employee's insurance is in force and which results from an accidental injury or a disease that continuously prevents the insured employee from engaging in an occupation. The insured employee must be under the care of a licensed physician other than the insured employee. During the first 24 months of total disability, "occupation" means the insured employee's regular occupation. After 24 months, it means any occupation for which the insured employee is reasonably fitted by education, training or experience.

The insured employee's total and irrevocable loss of the following shall be considered total disability even if the insured employee engages in an occupation:

1. the sight of both eyes; or
2. the use of both hands; or
3. the use of both feet; or
4. the use of one hand and one foot.

WHAT IS "PERMANENT" DISABILITY?

Total disability will be considered permanent only after it has existed continuously for a least six months.

HOW LONG WILL INSURANCE BE CONTINUED?

If the insured employee becomes totally and permanently disabled, insurance will be continued:


MHC-94-18683                                                 Minnesota Life 1
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1.  until the insured employee's 95th birthday; or
2. until the date the insured employee is no longer totally and permanently disabled; or
3. until the date the insured employee terminates or surrenders his or her insurance; or
4.  until the date the group policy terminates;

whichever occurs first.

However, the termination of the group policy shall have no effect on the claim of any insured who is disabled, as set forth in this agreement, at the time the group policy terminates.

WHAT WILL BE CONSIDERED DUE PROOF OF DISABILITY?

The insured employee must furnish evidence satisfactory to us that his or her total disability:

1.  commenced while his or her insurance under the group policy was in force;
    and
2.  commenced before the insured employee's 60th birthday; and
3.  was continuous for six months or more.

We will, from time to time, also require additional proof satisfactory to us that the insured employee continues to be totally and permanently disabled. We may also require the insured employee to submit to one or more medical examinations at our expense. However, we will not require a medical examination of the insured employee more frequently than once a year if the total disability has continued for two years.

ARE THERE ANY LIMITATIONS?

Insurance will not be continued if the insured employee's total disability results from intentionally self-inflicted injuries or from an act of war while the insured employee is serving in the military, naval or air forces of any country at war, declared or undeclared.

WHEN MUST WE BE NOTIFIED?

We must receive written notice of the insured employee's total disability at our home office:

1.  while the insured employee is living and totally disabled; and
2. not later than one year after the termination of the insured employee's insurance under the group policy; and
3. within one year of the date the insured employee requests as the date for the commencement of this benefit.

However, the failure to give this notice within the time provided will not invalidate the claim if it is shown that notice was given as soon as reasonably possible.

WHAT IS THE INSURED EMPLOYEE'S COST FOR THIS BENEFIT?

The cost of the benefit is included in the planned monthly premium amount shown on the specifications page attached to the insured's certificate.


MHC-94-18683                                                 Minnesota Life 2
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WHAT IF THE INSURED EMPLOYEE'S INSURANCE UNDER THE GROUP POLICY LAPSES?

If the insured employee's insurance lapses before notice of the insured employee's total disability is received at our home office, the insured employee's insurance will be continued only if the notice is received within one year after his or her insurance lapses. Also, the total disability must have commenced prior to the date the net cash value became zero or during the grace period allowed.

WHEN IS THE BENEFIT UNDER THIS AGREEMENT INCONTESTABLE?

This agreement is subject to the incontestability provision for each insured employee.

CAN INSURANCE THAT WAS CONTINUED  UNDER THIS AGREEMENT BE CONVERTED?

Yes. Insurance under this group policy may be converted during the insured employee's lifetime and within 31 days after he or she ceases to be totally and permanently disabled.

IS THIS BENEFIT RETROACTIVE?

Yes. The cost of insurance, cost of riders, and administration fees falling due before we approve the insured employee's total and permanent disability claim will be deducted from his or her account value. If the insured employee's claim for benefits under this agreement is approved, those charges which were deducted after the total and permanent disability began will be credited to the insured employee's account value.

WILL THE INSURED EMPLOYEE'S ACCOUNT BE CREDITED WITH PREMIUM CONTRIBUTIONS AS A RESULT OF THIS BENEFIT?

No. Except for interest which accrues on the account value, the account value will not increase while insurance is being continued under this agreement. Nothing contained herein will prohibit an insured employee from making premium contributions.

This agreement is effective as of the effective date shown on the insured employee's profile page.


     /s/ Dennis E. Prohofsky              /s/ Robert L. Senkler
           Secretary                            President



MHC-94-18683                                                 Minnesota Life 3